Exhibit 99.1

April 11, 2008

FOR IMMEDIATE RELEASE

Almost Family Announces Pricing of 2,250,000 Common Shares

Louisville, KY – April 11 -- Almost Family, Inc. (the "Company") (Nasdaq:AFAM) announced today the pricing of 2,250,000 common shares at a public offering price of $17.75 per share. In connection with the public offering, the underwriter has been granted an option to purchase up to 337,500 additional common shares to cover over-allotments, if any. The offering is expected to close on April 16, 2008.

The net proceeds from the public offering, after underwriting discounts and estimated offering expenses, to the Company will be approximately $37,340,950. The Company intends to use the net proceeds from the public offering to repay indebtedness and for other general corporate purposes, including to fund possible future acquisitions.

Jefferies & Company, Inc. acted as manager and underwriter of the public offering.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This offering may be made only by means of a prospectus supplement and accompanying base prospectus.

Copies of the prospectus supplement and accompanying base prospectus related to this offering may be obtained from Jefferies & Company, Inc., 520 Madison Avenue, New York, NY 10022, Attention: Prospectus Department.

About Almost Family

Almost Family, Inc., founded in 1976, is a leading regional provider of home health nursing services, with branch locations in Florida, Kentucky, Ohio, Connecticut, Massachusetts, Missouri, Alabama, Illinois and Indiana (in order of revenue significance). Almost Family, Inc. and its subsidiaries operate a Medicare-certified segment and a personal care segment. Altogether, Almost Family operates 78 branch locations in 9 U.S. states.

All statements, other than statements of historical facts, included in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," estimate," "project," anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. These forward- looking statements are based on the Company's current plans, expectations and projections about future events.

Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For a more complete discussion regarding factors which could affect the Company's financial performance, refer to the Company's various filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise its forward-looking statements.